UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 25, 2022

Royale Energy, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-55912	81-4596368
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1530 Hilton Head Rd El Cajon, California		92019
(Address of Principal Executive Offices)		(Zip Code)

(619) 383-6600

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value .001 per share	ROYL	OTC: QB

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company         ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section13(a) of the Exchange Act.         ☐

Item 5.02         Departure of Directors or Certain Oﬃcers; Election of Directors; Appointment of Certain Oﬃcers; Compensatory Arrangements of Certain Oﬃcers.

On January 25, 2022, Stephen M. Hosmer, the Chief Financial Officer, Secretary and Principle Accounting Officer of Royale Energy, Inc. (the “Company”), announced his voluntary resignation, effective January 31, 2022, from any and all positions as an employee, officer, manager, director or similar position with the Company and all of its subsidiaries. Mr. Hosmer’s resignation did not result from any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices. Mr. Hosmer will not receive any compensation or other severance benefits in connection with the resignation of his employment.

On January 25, 2022, the board of directors of the Company (the “Board”) appointed Stephen M. Hosmer, former Chief Financial Officer of the Company, as a director to fill a vacancy on the Board. Mr. Hosmer accepted the appointment to the Board effective February 1, 2022. Mr. Hosmer shall hold office until the next annual meeting of the shareholders of the Company and until a successor has been elected and qualified.

On January 25, 2022, the Board appointed Ronald Lipnick, the Company’s Controller, as the Company’s Chief Financial Officer and Principal Accounting Officer on an interim basis until a regular full time replacement for these positions can be found.

Stephen M. Hosmer, age 55, initially joined Royale as the management information systems manager in May 1988, responsible for developing and maintaining Royale’s computer software.  Mr. Hosmer developed programs and software systems used by Royale.  From 1991 to 1995, he served as president of Royale Operating Company, Royale’s operating subsidiary.  In 1995, he became chief financial officer of Royale.  In 1996, he was elected to the board of directors of Royale.  In 2003, he was elected executive vice president.  In October 2008, he became co-president and co-chief executive officer with primary responsibility for oil and gas exploration operations.  In connection with the Company’s business combination with Matrix Oil Management Corporation and certain of its affiliates which was consummated March 7, 2018, Mr. Hosmer was appointed Chief Financial Officer and Secretary of the combined Company. Mr. Hosmer continued to serve as a director of the Company until completion of his term ending July 26, 2018, and continued to serve as Chief Financial Officer and Secretary until his resignation effective January 31, 2022. He currently serves on the board of Venture Expeditions (www.ventureexpeditions.org), a charitable organization based in Minneapolis MN and as an adjunct professor of Communication at Pt Loma Nazarene University.  Mr. Hosmer holds a Bachelor of Science degree in Business Administration from Oral Roberts University in Tulsa, Oklahoma, and holds an MBA degree via the President/Key Executive program at Pepperdine University in Malibu, California.

Ronald Lipnick, age 61, has served as Controller of the Company since February 1994. He is responsible for the Company’s accounting operations from daily accounting activities and general ledger reconciliation to the preparation of financial statements for the Company’s SEC quarterly 1O-Q and year-end 10-K filings. He also works closely with Royale’s certified public accountants during their yearly audits. Mr. Lipnick has more than 36 years of experience in the accounting field. Mr. Lipnick received a Bachelor of Science in Accounting and a Master of Business Administration in Finance from Oral Roberts University, Tulsa, Oklahoma.

There are no arrangements or understandings between Mr. Hosmer or Mr. Lipnick and any other person pursuant to which either of them was selected as a director or an officer of the Company. There are no family relationships between Mr. Hosmer or Mr. Lipnick and any director or executive officer of the Company, and neither Mr. Hosmer nor Mr. Lipnick has any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. To the extent that any information called for by Item 5.02(c)(3) is not determined or is unavailable, the Company will provide such information, if required, in an amendment to this Current Report on Form 8-K within four business days after the information is determined or becomes available.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROYALE ENERGY, INC.

Date: January 27, 2022	/s/ Johnny Jordan
Johnny Jordan Chief Executive Officer